Exhibit 99.1

Gouverneur Bancorp, Inc. Announces Fiscal 2025 Third Quarter and Nine Months Results

Gouverneur, New York, July 21, 2025: Gouverneur Bancorp, Inc. (OTCQB: GOVB) (the “Company”), the holding company for Gouverneur Savings and Loan Association (the “Bank”), today announced the Company’s results for the third quarter and nine months of fiscal year 2025, ended June 30, 2025.

The Company reported net income of $217,000, or $0.22 per basic and diluted share, for the quarter ended June 30, 2025, compared to net income of $183,000, or $0.17 per basic and diluted share, for the quarter ended June 30, 2024. The Company also reported net income of $495,000, or $0.48 per basic and diluted share, for the nine months ended June 30, 2025, compared to net income of $403,000, or $0.38 per basic and diluted share, for the nine months ended June 30, 2024.

Summary of Financial Results

Our results of operations depend primarily on our net interest income. Net interest income is the difference between the interest income we earn on our interest-earning assets, consisting primarily of loans and securities, and the interest we pay on our interest-bearing liabilities, consisting of savings and club accounts, NOW and money market accounts and time certificates. Our results of operations also are affected by our provisions for credit losses, non-interest income and non-interest expense. Non-interest income currently consists primarily of service charges, earnings on bank owned life insurance and loan servicing fees. Non-interest expense currently consists primarily of salaries and employee benefits, directors’ fees, occupancy and data processing expense and professional fees. Our results of operations also may be affected significantly by other factors including, but not limited to, general and local economic and competitive conditions, changes in market interest rates, governmental policies and actions of regulatory authorities.

Total assets decreased by $0.6 million or 0.27%, from $197.3 million at September 30, 2024 to $196.7 million at June 30, 2025. Securities available for sale decreased $3.6 million, or 8.05%, from $45.3 million as of September 30, 2024 to $41.7 million as of June 30, 2025 as the Bank received principal paydowns and maturities along with a decrease in the market value as market rates fluctuate. Net loans increased by $1.6 million or 1.35%, from September 30, 2024 to June 30, 2025. The Bank recorded a $9,000 provision for credit loss on loans and a $3,000 provision for credit loss on unfunded commitments for the three months ended June 30, 2025, compared to no provision for credit loss recorded during the same period in the prior year. The Bank made a $27,000 provision for credit loss during the first nine months of fiscal 2025, a decrease from the $70,000 provision made in the same period of fiscal 2024. The higher provision in fiscal 2024 was primarily due to a few charge-offs recorded in the first quarter of that year.

Deposits decreased $0.5 million or 0.31%, to $159.4 million at June 30, 2025 from $159.9 million at September 30, 2024 due to seasonal fluctuations. The Bank currently holds no Federal Home Loan Bank (FHLB) advances or brokered deposits.

Shareholders’ equity was $31.4 million at June 30, 2025, representing a decrease of 4.18% from the September 30, 2024 balance of $32.8 million. The decrease in shareholders’ equity was primarily a result of a $1.1 million decrease to the market value of the securities portfolio included in accumulated other comprehensive loss, and the repurchase of common stock by the Company. The Company declared dividends of $0.16 per share totaling $173,000 during the nine months ended June 30, 2025. The Company’s book value was $29.74 per common share based on 1,107,134 shares issued and 1,055,671 shares outstanding at June 30, 2025. The Company’s book value was $29.59 per common share based on 1,107,134 shares issued and outstanding at September 30, 2024.

Total interest income increased $26,000, or 1.21%, from $2.1 million for the quarter ended June 30, 2024 to $2.2 million for the quarter ended June 30, 2025 due to an increase in loan income, partially offset by a decrease in interest income from investments in taxable and non-taxable securities. For the nine months ended June 30, 2025, total interest income increased $56,000, or 0.87%, from $6.4 million for the nine months ended June 30, 2024 to $6.5 million. Interest income on loans increased $60,000, or 3.61%, for the quarter ended June 30, 2025. For the nine months ended June 30, 2025, interest income on loans increased $203,000, or 4.15%, from the same period in fiscal 2024 due to an increase in market rates resulting in higher interest rates on loan originations and repricing, along with a slight increase in loan volume.

Total interest expense decreased $27,000, or 6.98%, from $387,000 for the quarter ended June 30, 2024 to $360,000 for the quarter ended June 30, 2025. For the nine months ended June 30, 2025, total interest expense increased $103,000, or 9.83%, from $1.0 million for the nine months ended June 30, 2024 to $1.2 million. Interest expense on deposits increased $39,000, from $321,000 for the quarter ended June 30, 2024 to $360,000 for the quarter ended June 30, 2025. For the nine months ended June 30, 2025, interest expense on deposits increased $295,000, from $856,000 for the nine months ended June 30, 2024 to $1.2 million. Interest expense on FHLB borrowings decreased $98,000 and $304,000 for the three and nine months ended June 30, 2025, respectively, compared to the same periods in fiscal 2024 as the Bank currently holds no FHLB advances as of June 30, 2025. The decrease in total interest expense for the three months ended June 30, 2025 was due to the decrease in interest expense on FHLB borrowings, partially offset by an increase in interest expense on deposits. The increase in total interest expense for the nine months ended June 30, 2025 was due to the increase in interest on deposits, resulting from higher deposit rates from the respective prior year periods, and a decrease in income earned on swap agreements hedged against certain borrowings partially offset by a decrease in borrowing interest expense.

Net interest margin, which represents net interest income as a percentage of average interest-earning assets, was 4.15% and 4.03% for the quarters ended June 30, 2025 and 2024, and 4.07% and 4.03% for the nine months ended June 30, 2025 and 2024, respectively. Net interest margin increased due to an increase in interest income and a slight decrease in interest-earning assets.

Non-interest income increased $65,000, from $191,000 for the quarter ended June 30, 2024 to $256,000 for the quarter ended June 30, 2025. For the nine months ended June 30, 2025, non-interest income increased $180,000 to $708,000, from $528,000 for the nine months ended June 30, 2024. This includes the unrealized market value loss on swap agreements held with FHLBNY of $9,000 and $208,000 for the nine months ended June 30, 2025 and 2024, respectively. Other non-interest income increased $73,000 during the nine months ended June 30, 2025 compared to the same period last year, primarily due to the recognition of additional income from a tax-related refund, including a Mortgage Recording Tax (MRT) credit.

Non-interest expense increased $16,000 for the three months ended June 30, 2025, remaining at $1.8 million compared to the three months ended June 30, 2024. The total increase included a $39,000 increase in foreclosed asset expenses primarily due to legal fees incurred on various property foreclosures this fiscal year, whereas the prior period included a gain on the sale of a foreclosed property. For the nine months ended June 30, 2025, non-interest expense increased $10,000 compared to the same period in fiscal 2024. Other non-interest expense increased $188,000 during the nine months ended June 30, 2025, primarily due to operational expenses related to the Company’s operations as a public company. Total non-interest expense included a decrease in salaries and employee benefits of $66,000 and a $18,000 decrease in earnings on the Bank’s deferred fees plan due to fluctuations in market rates. Data processing and occupancy expenses also decreased during the nine months ended June 30, 2025.

Financial and Operational Metrics (GAAP) – The following information is preliminary and based on the Company’s data available at the time of presentation.

	06/30/2025	09/30/2024
	(In Thousands)
	(unaudited)
Statement of Condition
Assets
Cash and Cash Equivalents	$7,205	$6,370
Securities Available-for-Sale	41,697	45,348
Loans Receivable, Net of Allowance for Credit
Losses and Deferred Loan Fees	125,933	124,257
Premises and Equipment, Net	2,878	2,924
Goodwill and Intangible Assets	5,623	5,901
Accrued Interest Receivable and Other Assets	13,383	12,460
Total Assets	$196,719	$197,260

Liabilities and Shareholders’ Equity
Deposits	$159,414	$159,902
Accrued Interest Payable and Other Liabilities	5,908	4,593
Total Liabilities	165,322	164,495

Common Stock	11	11
Additional Paid in Capital	6,505	6,487
Unearned Common Stock held by ESOP	(501)	(540)
Retained Earnings	28,735	28,413
Accumulated Other Comprehensive Loss	(2,721)	(1,606)
Authorized but Unissued Stock	(632)	-
Total Shareholders’ Equity	31,397	32,765
Total Liabilities and Shareholders’ Equity	$196,719	$197,260

	For the Quarter Ended		For the Nine Months Ended
	06/30/2025	06/30/2024	06/30/2025	06/30/2024
	(In Thousands except per share data)
	(unaudited)
Statement of Earnings
Interest Income	$2,170	$2,144	$6,473	$6,417
Interest Expense	360	387	1,151	1,048
Net Interest Income	1,810	1,757	5,322	5,369

Provision for Credit Loss	12	-	27	70
Net Interest Income After Provision for Credit Loss	1,798	1,757	5,295	5,299

Non-interest Income	256	191	708	528
Non-interest Expenses	1,786	1,770	5,474	5,464

Income Before Income Tax Expense (Benefit)	268	178	529	363
Income Tax Expense (Benefit)	51	(5)	34	(40)
Net Income	$217	$183	$495	$403

Performance Ratios
Basic and Diluted Earnings per Share	$0.22	$0.17	$0.48	$0.38
Annualized Return on Average Assets	0.44%	0.37%	0.34%	0.27%
Annualized Return on Average Equity	2.79%	2.33%	2.08%	1.79%
Net Interest Spread	3.98%	3.83%	3.87%	3.86%
Net Interest Margin	4.15%	4.03%	4.07%	4.03%

About Gouverneur Bancorp, Inc.

Gouverneur Bancorp, Inc. is the holding company for Gouverneur Savings and Loan Association, which is a New York chartered savings and loan association founded in 1892 that offers deposit and loan services for businesses, families and individuals. At June 30, 2025, Gouverneur Bancorp, Inc. had total assets of $196.7 million, total deposits of $159.4 million and total stockholders’ equity of $31.4 million.

Forward-Looking Statements

This press release may contain forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, among others, the following: changes in interest rates; national and regional economic conditions; legislative and regulatory changes; monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board; the impacts of tariffs, sanctions and other trade policies of the United States and its global trading counterparts; the size, quality and composition of the loan or investment portfolios; demand for loan products; deposit flows and our ability to effectively manage liquidity; competition; demand for financial services in our market area; changes in real estate market values in our market area; changes in relevant accounting principles and guidelines; our ability to attract and retain key employees; our ability to maintain the security of our data processing and information technology systems; and that the Company may not be successful in the implementation of its business strategy. Additionally, other risks and uncertainties are described in the Company’s Annual Report on Form 10-K for the year ended September 30, 2024 and other reports the Company files with the SEC, which are available through the SEC’s EDGAR website located at www.sec.gov. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as may be required by applicable law or regulation, the Company and the Bank assume no obligation to update any forward-looking statements.

For more information, contact Charles C. Van Vleet, Jr., Interim President and Chief Executive Officer at (315) 287-2600.